Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
415.217.5864
erica@blueshirtgroup.com

Oplink Reports Fourth Quarter and Fiscal Year 2007 Financial Results
Company Posts Solid Growth; Consolidates Majority Interest in OCP

Fremont, Calif., — Aug, 20, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for its fourth quarter and fiscal year ended July 1, 2007.

During the fourth quarter, Oplink completed the purchase of an approximately 58% interest in Optical Communication Products, Inc. (“OCP”) from The Furukawa Electric Co., Ltd. As a result, Oplink’s financial results for the quarter and fiscal year include the results of OCP, net of the 42% minority interest, for the period from the closing of the transaction on June 5, 2007 through the end of the quarter.

Oplink has entered into a merger agreement with OCP to acquire the remaining 42% of OCP’s outstanding common stock. The closing of the merger is subject to the approval by OCP shareholders holding at least two-thirds of the outstanding shares of OCP common stock not held by Oplink. OCP’s shareholder meeting is expected to be held by early October.

Fourth Quarter 2007 Results

Consolidated revenues for the fourth quarter were $37.2 million, $30.6 million of which are attributable to Oplink’s business and $6.6 million of which are due to the consolidation of OCP’s results with Oplink’s results for a portion of the quarter. Total revenue of $37.2 million represents an increase of 35% over the third quarter of fiscal 2007 and an increase of 120% over the fourth quarter of fiscal 2006. The $30.6 million in revenue attributable to Oplink’s business represents an increase of 11% over the third quarter of fiscal 2007 and an increase of 81% over the fourth quarter of fiscal 2006.

Consolidated net income for the fourth quarter, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), was $3.0 million, or $0.13 per diluted share. Consolidated non-GAAP net income, which excludes approximately $1.5 million in stock-based compensation expense, $1.5 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP and $216,000 in transitional costs for contract manufacturing, net of an $807,000 adjustment to reflect the 42% minority interest related to OCP’s portion of these items, was $5.4 million, or $0.23 per diluted share.

Fiscal Year 2007 Results

Consolidated revenues for fiscal 2007 were $107.5 million, $100.9 million of which are attributable to Oplink’s business. The total revenue amount of $107.5 million represents an increase of 96% over Oplink’s revenue for fiscal 2006. The $100.9 million in revenue attributable to Oplink’s business represents an increase of 84% over Oplink’s fiscal 2006 revenue.

Consolidated GAAP net income for fiscal 2007 was $13.2 million, or $0.57 per diluted share. Consolidated non-GAAP net income for fiscal 2007, which excludes approximately $4.7 million in stock-based compensation expense, $1.5 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP, $216,000 in transitional costs for contract manufacturing and $268,000 in compensation related to stock option modifications, net of the $807,000 minority interest adjustment, was $19.0 million, or $0.83 per diluted share.

“We closed the acquisition of our majority interest in OCP, taking the first steps to substantially broaden our portfolio of offerings, commented Joe Liu, president and CEO of Oplink. “OCP is one of the leaders in supplying active components and subsystems for metro applications and, combined with Oplink’s leadership in passive and subsystems, we expect to increase our market share and competitive position in the industry.

“We are looking ahead with a great deal of optimism. We believe that our customers are interested in our broadening product portfolio and that we are competitively positioned with our product offerings. We intend to continue to improve the efficiency of our operations with the acquisition of the majority interest in OCP and thus realize substantial cost savings over time. There are many opportunities ahead of us as a combined company and we expect to further enhance our product portfolio, cost efficiency, quality and competitive market position in order to better serve our customers and shareholders,” concluded Liu.

Business Outlook

For the quarter ending September 30, 2007, the Company expects to report consolidated revenues of between $46.0 and $50.0 million and consolidated net income per diluted share of approximately $0.00 to $0.01 on a GAAP basis. On a non-GAAP basis, excluding stock-based compensation expense, merger fees incurred by OCP related to Oplink’s acquisition of OCP, other non-recurring charges, if any, and minority interest adjustments for these items, the Company expects consolidated earnings per diluted share for the quarter ending September 30, 2007 of approximately $0.10 to $0.12. The foregoing expected results include the consolidation of Oplink’s ownership interest in OCP of approximately 58%. As indicated above, Oplink expects that OCP will hold a shareholders meeting early in the quarter ending December 30, 2007 to vote on Oplink’s acquisition of the remaining 42% of OCP’s outstanding common stock. If the acquisition is approved by OCP’s shareholders, Oplink would own 100% of OCP for most of the quarter ending December 30, 2007 and, as a result, would expect to report a consolidated net loss for the quarter ending December 30, 2007.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time on August 20, 2007. To access the conference call, dial 800.218.9073 or 303.262.2131 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on August 20, 2007 until 11:59 p.m. Pacific Time on August 24, 2007, by dialing 800.405.2236 or 303.590.3000 (outside the U.S. and Canada) and entering pass code 11093318.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. Oplink also owns approximately 58% of Optical Communication Products, Inc., a company located in Woodland Hills, California, that designs and manufactures fiber-optic communication components and subsystems. To learn more about Oplink, visit its web site at www.oplink.com.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated revenue and earnings per share for the first quarter of fiscal 2008, the statement that the OCP acquisition is expected to broaden the Company’s portfolio of offerings for customers and expand the addressable market opportunity, and that as a result, Oplink expects to increase its market share and competitive position in the industry, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not be successful in acquiring the remaining 42% interest in OCP that it does not already own and therefore will be unable to realize the expected benefits of the transaction because it will not be able to integrate the businesses of Oplink and OCP or realize any synergies or cost reductions, the risk that the OCP acquisition will not be well received by customers, employee, investors or other constituents, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2007	2006
	(Unaudited)	(1)

ASSETS

Current assets:
Cash and cash equivalents	$111,600	$7,856
Short-term investments	73,300	117,395
Accounts receivable, net	34,473	13,369
Inventories	35,427	7,953
Net assets held for sale	22,200	—
Prepaid expenses and other current assets	6,412	2,435

Total current assets	283,412	149,008

Long-term investments	42,978	63,029
Property, plant and equipment, net	28,907	23,443
Goodwill and intangible assets, net	7,421	1,694
Other assets	5,349	781

Total assets	$368,067	$237,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,604	$4,516
Accrued liabilities and other current liabilities	13,498	6,216
Accrued transitional costs for contract manufacturing	1,234	—

Total current liabilities	29,336	10,732

Non-current liabilities	207	83

Total liabilities	29,543	10,815

Minority interest	68,749	—

Stockholders’ equity	269,775	227,140

Total liabilities and stockholders’ equity	$368,067	$237,955

(1) The June 30, 2006 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenues	$37,212	$27,620	$16,915	$107,499	$54,846

Cost of revenues:
Cost of revenues	28,085	20,515	11,676	78,588	39,121
Stock compensation expense	106	69	72	315	248

Total cost of revenues	28,191	20,584	11,748	78,903	39,369

Gross profit	9,021	7,036	5,167	28,596	15,477

Operating expenses:
Research and development	2,432	1,364	1,767	6,796	6,140
Sales and marketing	1,941	1,461	1,238	6,064	4,092
General and administrative	2,367	1,464	1,512	7,102	6,300
Transitional costs for contract manufacturing and other costs	216	—	(72)	216	(72)
Merger fees	1,451	—	—	1,451	—
In-process research and development	—	—	—	—	1,120
Stock compensation expense	1,430	926	757	4,396	2,416
Amortization of intangible and other assets	117	35	27	222	72

Total operating expenses	9,954	5,250	5,229	26,247	20,068

(Loss) income from operations	(933)	1,786	(62)	2,349	(4,591)
Interest and other income, net	2,678	2,504	2,010	9,666	7,030
(Loss) gain on sale/disposal of assets	(10)	(8)	14	(18)	(458)

Income before minority interest and provision for income taxes	1,735	4,282	1,962	11,997	1,981
Minority interest in loss of consolidated subsidiaries	1,390	7	14	1,418	30
Provision for income taxes	(116)	(10)	(32)	(241)	(73)

Net income	$3,009	$4,279	$1,944	$13,174	$1,938

Net income per share:
Basic	$0.13	$0.19	$0.09	$0.60	$0.09

Diluted	$0.13	$0.19	$0.09	$0.57	$0.09

Shares used in per share calculation:
Basic	22,524	22,202	21,466	22,071	21,353

Diluted	23,252	23,011	22,508	22,942	22,184

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Net income, GAAP	$3,009	$4,279	$1,944	$13,174	$1,938
Adjustments to measure non-GAAP:
Transitional costs for contract manufacturing and other costs	216	—	(72)	216	(72)
Compensation related to stock option modification	—	—	—	268	—
Stock compensation expense	1,536	995	829	4,711	2,664
In-process research and development	—	—	—	—	1,120
Merger fees	1,451	—	—	1,451	—
Loss on sale/disposal of assets	—	—	—	—	460
Minority interest in loss of consolidated subsidiaries	(807)	—	—	(807)	—

Non-GAAP net income	$5,405	$5,274	$2,701	$19,013	$6,110

Net income per share, non-GAAP:
Basic	$0.24	$0.24	$0.13	$0.86	$0.29

Diluted	$0.23	$0.23	$0.12	$0.83	$0.28

Shares used in per share calculation:
Basic	22,524	22,202	21,466	22,071	21,353

Diluted	23,252	23,011	22,508	22,942	22,184

(1) The condensed consolidated statement of operations for the year ended June 30, 2006 has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	June 30,
	2007	2006
	(Unaudited)	(1)
Cash flows from operating activities:
Net income	$13,174	$1,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,436	6,386
Stock compensation expense	4,711	2,664
Acquired in-process research and development	—	1,120
Transitional costs for contract manufacturing and other costs	216	(72)
Minority interest in loss of consolidated subsidiaries	(1,418)	(29)
Other	414	718
Change in assets and liabilities	(9,868)	(6,942)

Net cash provided by operating activities	12,665	5,783

Cash flows from investing activities:
Net sales (purchases) of investments	89,023	(23,049)
Net purchases of property and equipment	(2,623)	(1,532)
Acquisition of businesses, net of cash acquired	(3,917)	(5,871)

Net cash provided by (used in) investing activities	82,483	(30,452)

Cash flows from financing activities:
Proceeds from issuance of common stock	8,550	2,763
Repurchase of common stock	—	(11)

Net cash provided by financing activities	8,550	2,752

Effect of exchange rate changes on cash and cash equivalents	46	63

Net increase (decrease) in cash and cash equivalents	103,744	(21,854)

Cash and cash equivalents, beginning of year	7,856	29,710

Cash and cash equivalents, end of year	$111,600	$7,856

Supplemental non-cash investing and financing activities:
Common stock issued upon business combination	$14,217	$—

(1) The condensed consolidated statement of cash flows for the year ended June 30, 2006 has been derived from audited financial statements at that date.